EXHIBIT 11. EARNINGS PER SHARE CALCULATIONS

Basic net earnings per share is computed by dividing net earnings by the weighted average number of shares outstanding for the year. Diluted earnings per share is similar except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.

                                                 2000                           1999
                                        BASIC          DILUTED          BASIC          DILUTED
                                    ----------------------------    ----------------------------
Net earnings                        $     33,293    $     33,293    $     51,459    $     51,459
                                    ----------------------------    ----------------------------

Average shares outstanding             1,902,462       1,902,462       1,902,511       1,902,511

  Effect of dilutive securities:
          Options and Warrants                 0         232,732               0           9,817
                                    ----------------------------    ----------------------------

Equivalent shares                      1,902,462       2,135,194       1,902,511       1,912,328
                                    ----------------------------    ----------------------------

Earnings per share                  $       0.02    $       0.02    $       0.03    $       0.03
                                    ============================    ============================